EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2021 relating to the financial statements of Ranpak Holdings Corp., appearing in the Annual Report on Form 10-K of Ranpak Holdings Corp., for the year ended December 31, 2020.

/s/Deloitte & Touche LLP

Cleveland, Ohio

May 26, 2021